Exhibit 99.1
Contact: Jennifer Rosa     (216) 429-5037
For release Thursday, January 30, 2020

TFS Financial Corporation Accomplishes Another Quarter of Outstanding Growth
(Cleveland, OH - January 30, 2020) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the quarter ended December 31, 2019.
The Company reported net income of $25.6 million for the quarter ended December 31, 2019, compared to net income of $20.3 million for the quarter ended December 31, 2018. The change was largely attributable to a gain from the sale of commercial properties, increased gain on the sale of loans and an increase in the credit for loan loss provision, partially offset by a decrease in net interest income.
"Third Federal continued to experience exceptional growth during the last three months,” said Chairman and CEO Marc A. Stefanski. “Our loan portfolio grew $278 million as lower interest rates attracted borrowers to refinance. We also continued to grow our customer base as retail deposits increased $235 million. We accomplished this growth with minimal impact to our net interest income. It was a great way to finish 2019, and we look forward to sharing our ongoing success with our customers, associates, communities and shareholders”.
Net interest income decreased $3.6 million, to $64.2 million for the quarter ended December 31, 2019 from $67.8 million for the quarter ended December 31, 2018. The average balance and yield of interest-earning assets increased $387.4 million and decreased five basis points, respectively, during the quarter ended December 31, 2019 when compared to the quarter ended December 31, 2018. The decrease in yield can be attributed to lower rates charged on home equity lines of credit during the more recent period, due to reductions in the Wall Street Journal Prime Rate, the index to which home equity lines of credit are linked. The average balance and cost of interest-bearing liabilities increased $458.1 million and 11 basis points, respectively, during the quarter ended December 31, 2019 when compared to the same period last year. The opportunity to grow retail deposits in a competitive rate environment contributed to the increased cost. The average balance and cost of certificates of deposit grew $153.4 million and 26 basis points, respectively, to $6.5 billion at 2.14% for the quarter ended December 31, 2019 from $6.4 billion at 1.88% for the quarter ended December 31, 2018. The interest rate spread for the quarter ended December 31, 2019 was 1.63% compared to 1.79% in the same quarter last year. The net interest margin for the quarter ended December 31, 2019 was 1.82% compared to 1.98% in the same quarter last year.
The provision for loan losses was a credit of $3.0 million for the quarter ended December 31, 2019 compared to a credit of $2.0 million for the quarter ended December 31, 2018. Continued recoveries of loan amounts previously charged off, low levels of current loan charge-offs, decreases in delinquency rates and reduced exposure from home equity lines of credit coming to the end of the draw period resulted in the loan provision credit. The Company closely monitors present and emerging risks within the loan portfolio when assessing the adequacy of the allowance for loan losses. The Company reported $1.4 million of net loan recoveries for the quarter ended December 31, 2019 and $1.5 million of net loan recoveries for the quarter ended December 31, 2018. Gross loan charge-offs were $1.6 million for the quarter ended December 31, 2019 and $1.3 million for the quarter ended December 31, 2018, while loan recoveries were $3.0 million in the current quarter and $2.8 million in the prior year quarter. The allowance for loan losses was $37.3 million, or 0.28% of total loans receivable, at December 31, 2019, compared to $38.9 million, or 0.29% of total loans receivable, at September 30, 2019 and $41.9 million, or 0.32% of total loans receivable, at December 31, 2018.
Non-accrual loans decreased $11.0 million to $60.3 million, or 0.45% of total loans, at December 31, 2019 from $71.3 million, or 0.54% of total loans, at September 30, 2019. The decrease consisted of a $3.8 million decrease in the residential core portfolio, a $0.9 million decrease in the Home Today portfolio and a $6.3 million decrease in the home equity loans and lines of credit portfolio. Improved performance within the portfolios and reclassifications to accruing status on loans modified in troubled debt restructurings, with sustained periods of performance, contributed to the changes.
Total loan delinquencies decreased $1.4 million to $34.0 million, or 0.25% of total loans receivable, at December 31, 2019 from $35.4 million, or 0.27% of total loans receivable, at September 30, 2019. The decrease in delinquencies consisted of a $0.6 million decrease in the residential core portfolio, a $0.4 million increase in the Home Today portfolio, and a $1.2 million decrease in the home equity loans and lines of credit portfolio.
Total troubled debt restructurings decreased $6.1 million at December 31, 2019, to $151.3 million from $157.4 million at September 30, 2019. Of the $151.3 million of troubled debt restructurings recorded at December 31, 2019, $76.4 million was in the residential core portfolio, $35.5 million was in the Home Today portfolio, and $39.4 million was in the home equity loans and lines of credit portfolio. The portion of total troubled debt restructurings included as part of non-accrual loans was $49.2 million at December 31, 2019 and $60.5 million at September 30, 2019.
Total non-interest income increased by $7.2 million, to $11.9 million, for the quarter ended December 31, 2019 from $4.7 million for the quarter ended December 31, 2018. The increase primarily related to a $2.8 million increase in the net gain on sale of loans and a $4.3 million net gain on the sale of the remaining commercial property held by a partially owned subsidiary of the Company, representing the Company's share of the gain. Loan sales totaled $208.5 million in principal balances at a $2.9 million net gain during the quarter ended December 31, 2019 compared to $20.7 million at a $0.1 million net gain during the quarter ended December 31, 2018.
Total income tax expense was $6.2 million for the quarters ended December 31, 2019 and December 31, 2018. The federal effective tax rate was 18.5% for the quarter ended December 31, 2019 compared to 20.0% for the quarter ended December 31, 2018. Excess tax benefits on stock options exercised are recognized in full at the time of activity and were the primary contributor to the change in the federal effective tax rate, totaling $0.4 million during the quarter ended December 31, 2019.
Total assets increased by $263.8 million, or 1.8%, to $14.81 billion at December 31, 2019 from $14.54 billion at September 30, 2019. This change was mainly the result of new loan originations and loan purchases exceeding the total of loan sales and principal repayments, combined with a net increase in the combination of cash and cash equivalents and investment securities, partially offset by decreases in premises, equipment and software, net and other assets.
The combination of cash and cash equivalents and investment securities increased $12.2 million, or 1.5%, to $835.2 million at December 31, 2019 from $823.0 million at September 30, 2019.
The combination of loans held for investment, net and mortgage loans held for sale increased $278.0 million, or 2.1%, to $13.48 billion at December 31, 2019 from $13.20 billion at September 30, 2019. Residential core mortgage loans, including those held for sale, increased $228.9 million during the quarter and included the opportunistic purchase of $230.3 million of fixed-rate residential mortgages, originated and serviced by the Association and sold in a prior year, from an investor seeking to manage their balance sheet, and sales of $208.5 million in fixed-rate residential mortgages, including the bulk sale of $99.0 million to a private investor. Total first mortgage loan originations were $750.6 million for the quarter ended December 31, 2019 and $383.8 million for the quarter ended December 31, 2018. The current period originations were 44% adjustable rate mortgages and 8% fixed-rate mortgages with terms of 10 years or less. The home equity loans and lines of credit portfolio increased $46.4 million during the quarter ended December 31, 2019. Commitments originated for home equity loans and lines of credit were $349.5 million for the quarter ended December 31, 2019 and $357.0 million for the quarter ended December 31, 2018.
Premises, equipment and software, net decreased $18.5 million, or 30.0%, to $43.1 million at December 31, 2019 from $61.6 million at September 30, 2019. The decrease included $18.1 million related to the sale of commercial properties described above.
Other assets decreased $8.6 million, or 9.8%, to $79.4 million at December 31, 2019 from $88.0 million at September 30, 2019. At December 31, 2019, an $18.4 million right of use asset related to the Company's operating leases was added to other assets due to the adoption of recently issued accounting guidance on the treatment of leases. This addition was more than offset by various decreases, none of which were individually significant.
Deposits increased by $234.5 million, or 2.7%, to $9.00 billion at December 31, 2019 from $8.77 billion at September 30, 2019. The increase in deposits was the result of a $184.5 million increase in our certificates of deposit ("CDs"), a $29.1 million increase in our checking accounts, and a $27.3 million increase in our money market accounts, offset by a $7.0 million decrease in our savings accounts during the quarter ended December 31, 2019. Total deposits include $501.4 million and $507.8 million of brokered CDs at December 31, 2019 and September 30, 2019, respectively.
Borrowed funds, all from the FHLB, decreased $13.3 million, to $3.89 billion at December 31, 2019 from $3.90 billion at September 30, 2019. This decrease consisted of a $100.0 million decrease in overnight and other short-term advances, offset by a $37.6 million increase in long term borrowings and a $50.0 million increase in 90 day advances that have an effective duration at inception of five to eight years as a result of interest rate swap contracts.
Total shareholders' equity increased $32.2 million, or 1.9%, to $1.73 billion at December 31, 2019 from $1.70 billion at September 30, 2019. Activity reflects $25.6 million of net income in the current fiscal year reduced by $0.4 million of repurchases of common stock and a quarterly dividend of $13.4 million. Other changes included $18.6 million of unrealized gain recognized in accumulated other comprehensive income and $1.7 million of adjustments related to our stock compensation and employee stock ownership plans. A total of 19,500 shares of our common stock were repurchased at an average cost of

$18.37 per share during the quarter ended December 31, 2019. At December 31, 2019, there were 5,892,079 shares remaining to be purchased under the Company's eighth repurchase program.
The Company declared and paid a quarterly dividend of $0.27 per share during the quarter ended December 31, 2019. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive its receipt of its share of the dividend paid. Under current Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of a July 16, 2019 member vote and the subsequent non-objection of the Federal Reserve, the MHC has the approval to waive the receipt of up to a total of $1.10 per share of possible dividends to be declared on the Company's common stock, including up to $0.56 in dividends during the six months ending June 30, 2020. The MHC has conducted the member vote to approve the dividend waiver each of the past six years under Federal Reserve regulations and for each of those six years, approximately 97% of the votes cast were in favor of the waiver.
The Association operates under the capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations (“Basel III Rules”). At December 31, 2019 all of the Association's capital ratios substantially exceed the amounts required for the Association to be considered "well capitalized" for regulatory capital purposes. The Association’s Tier 1 leverage ratio was 10.19%, its Common Equity Tier 1 and Tier 1 ratios, as calculated under the fully phased-in Basel III Rules, were each 18.31% and its total capital ratio was 18.77%. Additionally, the Company's Tier 1 leverage ratio was 11.99%, its Common Equity Tier 1 and Tier 1 ratios were each 21.56% and its total capital ratio was 22.02%. The Association's current capital ratios reflect the dilutive impact of $57 million of dividends that the Association paid to the Company, its sole shareholder, during the quarter ended December 31, 2019. Because of its intercompany nature, these dividends had no impact on the Company's capital ratios or its consolidated statement of condition.

Judy Adam, the Chief Risk Officer of the Company, has announced that she will be retiring from employment in June 2020. Kitty Danckers, who has been with the Association since 1997 and has served in various roles including regional branch manager, manager of information services and operations support groups, and Chief Information Security Officer since 2016, will become the new Chief Risk Officer at that time. “Judy has been an integral part of our organization for 20 years, mentoring and leading with her strong business acumen and communication skills while in her role as the Chief Risk Officer since 2015,” said Chairman and CEO Marc A. Stefanski. “On behalf of our Board, our management team and our associates, I thank her and wish her the best in her retirement. We welcome Kitty into her new responsibilities, and have confidence that her background and her extensive experience in many areas of the Company have prepared her for her new role.”
Presentation slides as of December 31, 2019 will be available on the Company's website, www.thirdfederal.com, under the Investor Relations link within the "Recent Presentations" menu, beginning January 31, 2020. The Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 80th anniversary in May, 2018. Third Federal, which lends in 25 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, seven lending offices in Central and Southern Ohio, and 16 full service branches throughout Florida. As of December 31, 2019, the Company’s assets totaled $14.81 billion.

Forward Looking Statements
     This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:

●	statements of our goals, intentions and expectations;
●	statements regarding our business plans and prospects and growth and operating strategies;
●	statements concerning trends in our provision for loan losses and charge-offs;
●	statements regarding the trends in factors affecting our financial condition and results of operations, including asset quality of our loan and investment portfolios; and
●	estimates of our risks and future costs and benefits.

     These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

●	significantly increased competition among depository and other financial institutions;
●	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;
●	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;
●
the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and changes in estimates of the allowance for loan losses;

●	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;
●	changes in consumer spending, borrowing and savings habits;
●	adverse changes and volatility in the securities markets, credit markets or real estate markets;
●	our ability to manage market risk, credit risk and operational risk
●	our ability to access cost-effective funding
●
legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;

●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;
●	the adoption of implementing regulations by a number of different regulatory bodies, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;
●	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;
●	our ability to retain key employees
●	future adverse developments concerning Fannie Mae or Freddie Mac;
●	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the FRS and changes in the level of government support of housing finance;
●	the continuing governmental efforts to restructure the U.S. financial and regulatory system;
●	the ability of the U.S. Government to remain open, function properly and manage federal debt limits;
●	changes in policy and/or assessment rates of taxing authorities that adversely affect us or our customers;
●	changes in accounting and tax estimates;
●
changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for loan losses);

●	the inability of third-party providers to perform their obligations to us;
●	a slowing or failure of the prevailing economic recovery; and
●
cyber attacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems.

     Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	December 31, 2019	September 30, 2019
ASSETS
Cash and due from banks	$25,935	$31,728
Other interest-earning cash equivalents	255,291	243,415
Cash and cash equivalents	281,226	275,143
Investment securities available for sale (amortized cost $553,039 and $550,605, respectively)	553,997	547,864
Mortgage loans held for sale, at lower of cost or market (none measured at fair value)	9,608	3,666
Loans held for investment, net:
Mortgage loans	13,458,379	13,189,516
Other loans	2,900	3,166
Deferred loan expenses, net	43,785	41,976
Allowance for loan losses	(37,292)	(38,913)
Loans, net	13,467,772	13,195,745
Mortgage loan servicing rights, net	7,142	8,080
Federal Home Loan Bank stock, at cost	101,858	101,858
Real estate owned, net	2,813	2,163
Premises, equipment, and software, net	43,092	61,577
Accrued interest receivable	40,222	40,822
Bank owned life insurance contracts	219,041	217,481
Other assets	79,420	87,957
TOTAL ASSETS	$14,806,191	$14,542,356
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$9,000,920	$8,766,384
Borrowed funds	3,889,649	3,902,981
Borrowers’ advances for insurance and taxes	99,391	103,328
Principal, interest, and related escrow owed on loans serviced	31,503	32,909
Accrued expenses and other liabilities	55,779	40,000
Total liabilities	13,077,242	12,845,602
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 280,127,221 and 279,962,777 outstanding at December 31, 2019 and September 30, 2019, respectively	3,323	3,323
Paid-in capital	1,736,322	1,734,154
Treasury stock, at cost; 52,191,529 and 52,355,973 shares at December 31, 2019 and September 30, 2019, respectively	(766,492)	(764,589)
Unallocated ESOP shares	(43,334)	(44,417)
Retained earnings—substantially restricted	849,929	837,662
Accumulated other comprehensive income (loss)	(50,799)	(69,379)
Total shareholders’ equity	1,728,949	1,696,754
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$14,806,191	$14,542,356

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended
	December 31,
	2019	2018
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$115,225	$112,491
Investment securities available for sale	2,864	3,124
Other interest and dividend earning assets	1,963	2,673
Total interest and dividend income	120,052	118,288
INTEREST EXPENSE:
Deposits	38,316	32,762
Borrowed funds	17,551	17,714
Total interest expense	55,867	50,476
NET INTEREST INCOME	64,185	67,812
PROVISION (CREDIT) FOR LOAN LOSSES	(3,000)	(2,000)
NET INTEREST INCOME AFTER PROVISION (CREDIT) FOR LOAN LOSSES	67,185	69,812
NON-INTEREST INCOME:
Fees and service charges, net of amortization	2,146	1,776
Net gain on the sale of loans	2,925	111
Increase in and death benefits from bank owned life insurance contracts	1,561	1,547
Other	5,298	1,242
Total non-interest income	11,930	4,676
NON-INTEREST EXPENSE:
Salaries and employee benefits	25,885	25,364
Marketing services	4,461	4,797
Office property, equipment and software	6,446	6,986
Federal insurance premium and assessments	2,619	2,766
State franchise tax	1,132	1,262
Other expenses	6,777	6,805
Total non-interest expense	47,320	47,980
INCOME BEFORE INCOME TAXES	31,795	26,508
INCOME TAX EXPENSE	6,153	6,175
NET INCOME	$25,642	$20,333
Earnings per share
Basic	$0.09	$0.07
Diluted	$0.09	$0.07
Weighted average shares outstanding
Basic	275,578,184	275,376,254
Diluted	277,888,588	277,073,317

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended			Three Months Ended
	December 31, 2019			December 31, 2018
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$229,986	$949	1.65%	$225,748	$1,258	2.23%
Investment securities	—	—	—%	3,971	24	2.42%
Mortgage-backed securities	545,729	2,864	2.10%	537,050	3,100	2.31%
Loans (2)	13,241,863	115,225	3.48%	12,871,771	112,491	3.50%
Federal Home Loan Bank stock	101,858	1,014	3.98%	93,544	1,415	6.05%
Total interest-earning assets	14,119,436	120,052	3.40%	13,732,084	118,288	3.45%
Noninterest-earning assets	489,200			386,086
Total assets	$14,608,636			$14,118,170
Interest-bearing liabilities:
Checking accounts	$867,971	483	0.22%	$898,795	748	0.33%
Savings accounts	1,490,074	3,024	0.81%	1,286,543	2,178	0.68%
Certificates of deposit	6,505,776	34,809	2.14%	6,352,338	29,836	1.88%
Borrowed funds	3,746,170	17,551	1.87%	3,614,231	17,714	1.96%
Total interest-bearing liabilities	12,609,991	55,867	1.77%	12,151,907	50,476	1.66%
Noninterest-bearing liabilities	273,002			192,504
Total liabilities	12,882,993			12,344,411
Shareholders’ equity	1,725,643			1,773,759
Total liabilities and shareholders’ equity	$14,608,636			$14,118,170
Net interest income		$64,185			$67,812
Interest rate spread (1)(3)			1.63%			1.79%
Net interest-earning assets (4)	$1,509,445			$1,580,177
Net interest margin (1)(5)		1.82%			1.98%
Average interest-earning assets to average interest-bearing liabilities	111.97%			113.00%
Selected performance ratios:
Return on average assets (1)		0.70%			0.58%
Return on average equity (1)		5.94%			4.59%
Average equity to average assets		11.81%			12.56%

(1)	Annualized.

(2)	Loans include both mortgage loans held for sale and loans held for investment.

(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by total interest-earning assets.